SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO
                      RULES 13D-1(b) AND (c) AND AMENDMENTS
                         THERETO FILED PURSUANT TO 13d-2

                               (AMENDMENT NO. 1)*

                                  ARQULE, INC.
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                   042 69E 107
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                                 (CUSIP Number)

                          ---------------------------

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, See the NOTES).

CUSIP 042 69E 107                  13G                 Page 2 of 5 Pages

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1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Dennis J. Gorman
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2
       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [   ]
                                                              (b) [   ]


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3
       SEC USE ONLY


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4
       CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

   NUMBER OF SHARES     5   SOLE VOTING POWER
  BENEFICIALLY OWNED        38,314
  BY EACH REPORTING
    PERSON WITH
                    ------------------------------------------------------------

                        6   SHARED VOTING POWER
                            - 0 -
                    ------------------------------------------------------------

                        7   SOLE DISPOSITIVE POWER
                            38,314
                    ------------------------------------------------------------

                        8   SHARED DISPOSITIVE POWER
                            - 0 -
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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       38,314
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                           :


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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


       Less than 1%
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12       TYPE OF REPORTING PERSON*


       IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

            (A)  NAME OF ISSUER.

            ArQule, Inc., a Delaware corporation (the "Issuer").

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 200 Boston Avenue, Medford, Massachusetts 02155.

ITEM 2.

            (A) NAMES OF PERSONS FILING.

            This statement is filed by Dennis J. Gorman ("Gorman").

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The   principal  business  office  of  Gorman is Two Galleria Tower,
13455 Noel Road, Suite 1670, Dallas, Texas 75240.

            (C)  CITIZENSHIP.

            Gorman is a citizen of the United States.

            (D) TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

            (E)  CUSIP NUMBER.

            042 69E 107

ITEM 3.

            This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.     OWNERSHIP.

            (A)  AMOUNT BENEFICIALLY OWNED.

                  Gorman beneficially owns 38,314 shares of Common Stock.

            (B)  PERCENT OF CLASS.1

                  Less than 1%

            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

            Gorman has sole power to vote or dispose or to direct the vote or disposition of 38,314 shares of Common Stock.

ITEM        5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.



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1    According to the most recently available filing  with  the  Securities  and
Exchange Commission in which such number is required to be indicated.

                                    SIGNATURE


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.




Dated:  February 13, 1998               /s/ Dennis J. Gorman
                                        ----------------------------------------

                                       Dennis J. Gorman























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